Exhibit 99.1

ASPREVA PHARMACEUTICALS REPORTS 2005 FOURTH QUARTER
AND YEAR END RESULTS

Company reports strong financial performance and provides 2006 revenue guidance

Victoria, B.C., Canada; February 8, 2006 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), an emerging pharmaceutical company focused on increasing the pool of evidence-based medicines available for patients living with less common diseases, today reported business and financial results for the fourth quarter and full-year ended December 31, 2005. Fourth quarter revenues were $45.0 million with earnings of  $0.68 per fully diluted share. Full year revenues were $76.5 million with earnings of  $0.62 per fully diluted share. Unless otherwise specified, all amounts are in U.S. dollars and are reported under U.S. GAAP.

“This has been a great year for Aspreva as we delivered significant clinical milestones, further established our innovative business model in the pharmaceutical industry, and delivered outstanding financial returns for our investors. We remain committed to our goal of changing the treatment landscape for people living with less common diseases, and we look forward to continued growth and success in 2006,” said Richard M. Glickman, Chairman and Chief Executive Officer of Aspreva Pharmaceuticals.

2005 Highlights

➢	Completed initial public offering
➢	Established global presence with offices in Canada, United States and Europe
➢	Concluded SPA for the global phase III clinical trial of CellCept in lupus nephritis
➢	Initiated enrolment of patients in phase III clinical trial of CellCept in lupus nephritis
➢	Reached agreement with FDA on protocol for CellCept in pemphigus vulgaris
➢	Completed patient enrolment in the global phase III clinical trial for CellCept in myasthenia gravis
➢	Dr. Ginzler’s investigator initiated trial published in the New England Journal of Medicine
➢	Commenced earning revenue and achieved profitability

Mr. Glickman added, “We are proud of the relationship we have established with our partner, Roche, and together we are committed to clinically developing CellCept through to regulatory approval and registration for use in the treatment of the three autoimmune indications lupus nephritis, myasthenia gravis and pemphigus vulgaris.”

A key aspect of Aspreva’s business strategy is to complement and expand its portfolio of specialty autoimmune products beyond CellCept and to continue to build upon the success of the Roche relationship. The Company is making progress in its business development initiatives and management remains committed to the goal of securing a second transaction this year. However, given the inherent complexity in the negotiations of these transactions and Aspreva’s commitment to securing the right partnership on the right terms, it is difficult for the Company to estimate when negotiations will conclude and will therefore not provide guidance for business development moving forward.

Fourth Quarter 2005 Results

Total revenue for the fourth quarter 2005 was $45.0 million compared to no revenue in the fourth quarter 2004 and represents an increase of $28.3 million over the third quarter 2005. Fourth quarter 2005 net income was $24.3 million, or $0.68 per fully diluted share versus a net loss of ($10.3) million, or ($0.79) per fully diluted share, in the fourth quarter 2004.

Research and Development (R&D) expenses in the fourth quarter of 2005 were $11.0 million, compared to $3.7 million in the fourth quarter 2004 and represent an increase of $3.0 million over the third quarter 2005.

Marketing, general and administrative (MG&A) expenses in the fourth quarter of 2005 were $10.2 million, compared to $6.7 million in the fourth quarter 2004 and represent an increase of $3.5 million over the third quarter 2005.

Full Year 2005 Results

Revenue
Revenue for the full year ended December 31, 2005 was $76.5 million versus no revenue for the full year ended December 31, 2004.

Aspreva currently derives revenue solely from royalty payments under the existing collaboration agreement with Roche for the development of CellCept in autoimmune indications. Under the terms of this agreement, Aspreva became entitled to royalty revenues effective April 1, 2005; therefore, no revenue was realized in fiscal 2004 and fiscal 2005 revenue results reflect revenues commensurate with this nine month period.

Research and Development (R&D) Expenses
R&D expenses for the full year ended December 31, 2005 were $30.2 million, versus $10.1 million for the full year ended December 31, 2004. The increase of $20.1 million year on year reflects increased expenditures on the three global clinical trial programs and the additional employees added to our global clinical team. Also included are the cost of opening our new office in the United States and the cost of business development efforts including additional personnel.

Marketing, General and Administrative (MG&A) Expenses
MG&A expenses for the full-year 2005 were $29.2 million compared to $12.0 million in 2004. The increase of $17.2 million included an increase in personnel to support the continued build out of the global business, and preparation for the potential commercialization of CellCept in autoimmune disease.

Net Income
Net income for the full year 2005 was $19.7 million, or $0.62 per fully diluted share versus a net loss of ($22.5) million, or ($1.86) per fully diluted share in the year ended December 31, 2004. The net income for 2005 includes the effect of accounting for stock based compensation charges of $6.6 million for the full year 2005. Stock based compensation in 2004 was $3.1 million.

Cash and Short Term Investments
Cash and short-term investments at December 31, 2005 were $112.0 million compared to $35.9 million at December 31, 2004.

2006 Revenue Guidance
Aspreva anticipates royalty revenues for the full year 2006 to be in excess of $175 million and the Company expects to remain profitable. Revenue guidance is based solely on the current collaboration with Roche for the development of CellCept in autoimmune indications.

Conference Call
Aspreva will host a conference call to discuss results for the 2005 fourth-quarter and full-year on Wednesday, February 8, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the live call or the archive via the Internet, please visit the Investors section of the Company's website at www.aspreva.com. Alternatively, please dial 1-866-831-6224 (North America) or
1-617-213-8853 (International) and enter the pass code 67864252 to participate in the call. The call will be available for replay until Wednesday, February 15, by calling 1-888-286-8010 (North America) or 1-617-801-6888 (International) and entering the pass code 32850113. The webcast replay will be available until Aspreva's first quarter 2006 conference call.

About CellCept Agreement
In July 2003, Aspreva acquired exclusive worldwide rights (excluding Japan) through 2017 to CellCept from Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. for the treatment of autoimmune diseases. CellCept is approved for marketing in the United States, European Union, Canada and other countries for the prevention of organ transplant rejection. Under the agreement, Aspreva is responsible for clinical development of CellCept for autoimmune diseases and will be responsible for sales and marketing upon regulatory approvals.

Aspreva currently has three phase III clinical programs underway with CellCept, including lupus nephritis (the induction phase of this trial expected to be completed in late 2006), myasthenia gravis (expected completion late 2006) and pemphigus vulgaris (expected completion early 2007).

CellCept is not currently approved for the treatment of any autoimmune disease.

About Aspreva Pharmaceuticals
Aspreva is an emerging pharmaceutical company focused on identifying, developing and, upon regulatory approval, commercializing new indications for approved drugs and late stage drug candidates for patients living with less common diseases. Aspreva's "Indication Partnering" strategy allows its partners to maintain core brand focus while extending the benefits of their medicines to a broader patient population. Aspreva is listed on the Nasdaq National Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV".

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars) (unaudited)
	December 31,	December 31,
	2005	2004
ASSETS
Cash and marketable securities	$112,039	$35,900
Accounts receivable	48,246	214
Other current assets	6,278	3,147
Property and equipment, net	2,687	1,763
Other long term assets	3,605	1,648
	$172,855	$42,672
LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned royalty advance	$6,079	$-
Other current liabilities	17,831	9,229
Long term liabilities	899	792
Convertible redeemable preferred shares	-	49,341
Shareholders’ equity (deficiency)	148,046	(16,690)
	$172,855	$42,672

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except per share amounts) (unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Royalty revenue	$45,030	$-	$76,480	$-

Expenses
Research and development	10,990	3,723	30,205	10,138
Marketing, general and administrative	10,197	6,686	29,233	12,002
Total expenses	21,187	10,409	59,438	22,140
Other income (expense)	938	148	3,131	(353)
Income (loss) before income taxes	24,781	(10,261)	20,173	(22,493)

Income Tax Expense	506	-	506	-

Net income (loss)	$24,275	$(10,261)	$19,667	$(22,493)

Earnings (loss) per common share
Basic	$0.71	$(0.79)	$0.65	$(1.86)
Diluted	0.68	(0.79)	0.62	(1.86)

Weighted average number of shares outstanding:
Basic	34,149,904	13,050,308	30,444,716	12,094,525
Diluted	35,576,870	13,050,308	31,892,705	12,094,525

Included in net income (loss) for the period are the following charges for stock based compensation:	$1,505	$1,173	$6,617	$3,148

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars) (unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Cash Flows used in Operating Activities
Net income (loss) for the period	$24,275	$(10,261)	$19,667	$(22,493)
Add non-cash items:
Depreciation and amortization	123	181	497	324
Stock-based compensation	1,505	1,173	6,617	3,148
Net change in non-cash working capital items related to operations	(18,366)	1,548	(32,666)	3,567
	7,537	(7,359)	(5,885)	(15,454)

Net Cash Flows from (used in) Investing Activities
Net redemptions (purchases) of marketable securities	(252)	7,441	(64,358)	(29,761)
Purchase of property and equipment	(45)	(572)	(895)	(1,009)
	(297)	6,869	(65,253)	(30,770)

Net Cash Flows from (used in) Financing Activities
Issuance of shares, net of issue costs	(1,862)	10	82,875	49,267
Bank indebtedness	-	231	-	231
Payments on capital lease obligations	(170)	(49)	(484)	(132)
	(2,032)	192	82,391	49,366

Effect of exchange rate changes on cash	(4)	249	(1)	214

Net increase (decrease) in cash	5,204	(49)	11,252	3,356

Cash, beginning of the period	9,555	3,556	3,507	151

Cash, end of the period	$14,759	$3,507	$14,759	$3,507

For further information please contact:
Sage Baker
Executive Director, Corporate & Investor Affairs
Aspreva Pharmaceuticals
250-744-2488 ext. 270
sbaker@aspreva.com

Certain statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 or forward-looking information under applicable Canadian securities legislation. Words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements or information, although not all forward-looking statements or information contain these identifying words. Forward looking statements or information include, but are not limited to, those with respect to future profits, product revenues, future operations and plans, the timing of clinical trials and the completion date for clinical trials and the prospects for negotiating additional collaborations and their timing. These forward-looking statements or information are only predictions based upon our current expectations, and actual events or results may differ materially. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements or information. Forward-looking statements or information are subject to known and unknown risks and uncertainties and are based on uncertain assumptions that could cause our actual results and the timing of events to differ materially from those anticipated in such forward-looking statements or information. These risks and uncertainties include, without limitation, the risk that we may not sustain our profitability; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; we may not be able to develop and obtain regulatory approval for CellCept in the treatment of autoimmune indications and any future products in our targeted indications; we may not be able to establish marketing and sales capabilities and the costs of launching CellCept in the treatment of autoimmune indications and any future products for our targeting indications may be greater than anticipated; we may not be successful in establishing additional collaborations; we rely on third parties for the continued supply and manufacture of CellCept, we may face adverse currency fluctuations in our primary markets which may adversely impact our financial results, we may face unknown risks related to intellectual property matters; we may face increased competition from other pharmaceutical or biotechnology companies, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. You are cautioned not to place undue reliance on these forward-looking statements or information, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Aspreva undertakes no obligation to revise or update any forward-looking statements or information as a result of new information, future events or otherwise after the date of this press release.